Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 10, 2011 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the second quarter ended July 2, 2011.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
SECOND QUARTER EARNINGS RELEASE
(UNAUDITED)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In Thousands, Except Share, Per Share & Footnote Data)		July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Sales	(a)	$106,080	$101,960	$210,274	$206,737
Operating income	(b)	6,145	6,707	13,507	15,212
Interest, dividend and other income (expense), net	(c)	6	55	2,210	113
Income before income taxes		6,151	6,762	15,717	15,325
Income tax provision		2,507	2,756	6,404	6,245
Net income		$3,644	$4,006	$9,313	$9,080
Basic and diluted net income per common share	(d)	$1.19	$1.27	$2.99	$2.87
Basic and diluted weighted average common share outstanding	(d)	3,072,980	3,161,098	3,117,039	3,161,098

(a)
Same store sales increased 4.0% and 1.7% during the thirteen and twenty-six weeks ended July 2, 2011, respectively, compared to the same periods of 2010.  Sales in the second quarter of 2011 included sales from Easter and Passover which occurred in the first quarter of 2010.

(b)
The Company recognized stock appreciation rights (SARs) compensation expense of $281,000 and $37,000 in the second quarter of 2011 and 2010, respectively.  For the first half of 2011, the Company recorded SARs compensation expense of $291,000 compared to a reversal of $565,000 for the same period of the prior year.  Operating income was negatively impacted by an increase in the health and welfare contribution rate in March 2010 for the majority of the Company’s union employees which resulted in additional expense of approximately $75,000 per week.  The contribution rate increased again at the beginning of February 2011 resulting in a further increase of approximately $11,000 per week.

The Company’s collective bargaining agreement with the United Food & Commercial Workers International Union (UFCW) expired on March 6, 2011.  The UFCW’s contract with the three major grocery retailers in our trade area – Vons, Ralphs and Albertsons grocery chains (Majors) – also expired on the same date.  The Majors are currently in negotiations with the UFCW to renew their collective bargaining agreements.  The Company has signed an extension agreement with the UFCW which obligates Gelson’s to any changes agreed to by the Majors in hourly wage rates and the benefit plans subject to our employees’ ratification.  On April 20, 2011, the UFCW employees of the Majors voted to authorize the UFCW to call a strike against the Majors if necessary.

(c)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first half of 2011.

(d)	In April 2011, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction for an aggregate purchase price of approximately $6,684,000.

Arden Group, Inc., 2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950